'There's more shelf space available now because of the Johnson & Johnson recalls.'

Daniel A. Hussar | University of the Sciences **P13**

Cold-Eeze maker ProPhase Labs **can taste a turnaround**

New flavor, new packaging for zinc-based product


Cold-EEZE
Cold-EEZE
Cold-EEZE
JOHN GEORGE | BUSINESS JOURNAL

Ted Karkus became CEO after he engaged in a proxy fight in 2009.

JOHN GEORGE
STAFF WRITER

DOYLESTOWN — New York businessman Ted Karkus never intended to be commuting back and forth to central Bucks County to run a cold remedy product company.

But he's not complaining.

"I've never worked harder," said Karkus, CEO of ProPhase Labs, "and I've never been happier."

ProPhase Labs, formerly known as Quigley Corp., is the maker and marketer of the Cold-Eeze line of zinc lozenges for cold sufferers.

Two years ago, Karkus — then a Quigley Corp. investor disenchanted with the company's previous management team led by company founder Guy Quigley — spearheaded a proxy fight that, by a narrow margin, succeeded in getting the company's board of directors replaced. The new board installed Karkus as CEO.

"I originally came in with the idea the company's greatest value was its pharmaceutical division," he said. "I thought I was going to use my contacts on Wall Street to get a Big Pharma company interested in doing a deal for the pharmaceutical division that would benefit all the shareholders," he said. "Then, I'd happily move along with my [business consulting] career."

That didn't happen.

Shortly after moving into the CEO office, the pharmaceutical division's lead new drug candidate, a treatment for diabetic peripheral neuropathy, failed to achieve its primary effectiveness measures in a midstage clinical testing.

'We found out the pharmaceutical division was basically worthless.'

Ted Karkus
ProPhase Labs

"We found out the pharmaceutical division was basically worthless," Karkus said. "What we were left with was the other-the-counter business, which was basically Cold-Eeze."

While sales of the company's flagship product had been declining, the company did have a large distribution channel of

SEE COLD-EEZE P13

Swim With The Sharks

Harvey Mackay



Accomplishing the (seemingly) impossible

A college student arrived a few minutes late for his final exam in mathematics. The room was quiet, with everyone working hard, and the professor silently handed him the test. It consisted of five math problems on the first page and two on the second. The student sat down and began to work. He solved the first five problems in half the time, but the two on the second page were tougher. Everyone else finished the exam and left, so the student was alone by the end of the time period. He finished the final problem at the last second.

The next day he got a phone call in his dorm room from the professor. "I don't believe it! You solved the final two problems?"

"Uh, yeah," the student said. "What's the big deal?"

"Those were brain teasers," the prof explained. "I announced before the exam that they wouldn't count toward your final grade, but you missed that because you were late. But hardly anyone solves those problems in so short a time! You must be a genius!"

"Genius" is sometimes just not realizing that something is impossible.

Truly, some feats are impossible. I don't expect to ever see a person fly without some mechanical help. I'm not betting on anyone outrunning a high-speed locomotive. But then, I probably wouldn't have put money on Antonio Albertondo, who swam the English Channel in 1961.

The Channel waters are cold and unpredictable. Only a tiny percentage of those who have attempted to swim across have reached the other side. But Antonio, who was 42 years old at the time, swam from England to France, where his waiting friends congratulated him

SEE MACKAY, P13

COLD-EEZE: Bucks company returns to its roots after unsuccessful pharma venture

FROM PAGE 12

more than 40,000 retail stores carrying the product.

Karkus and his new management team embarked on a series of moves designed to improve the company's balance sheet.

The head-count at the company's corporate headquarters in Doylestown was reduced from 25 to 15. Only five employees from the previous regime remain.

The company's software system was overhauled to integrate ProPhase's manufacturing facility in Lebanon, Pa., with the main office and to enable the company to be better connected with its retail partners.

ProPhase also restructured or bought-out contracts with vendors that had onerous terms or provisions.



Karkus said the company's 2010 performance was adversely affected by higher-than-expected orders from retailers in the fourth quarter of 2009, who increased their supplies of Cold-Eeze in anticipation of a swine flu epidemic that never materialized. As a result, retailers had excess inventory and cut back on orders in 2010 — a year in which a prolonged cold season never materialized.

For the year, the company's sales dropped by $5.3 million to $14.5 million. The drop was partially offset by a $3.8 million decrease in administrative expenses and research-and-development costs. ProPhase posted a net loss of $[illegible] million last year, a slight improvement from the $3.8 million deficit in 2009.

Karkus sees a brighter future this year.

The company spent last year working with outside consultants to improve the taste of, and the packaging for, Cold-Eeze.

"We had loyal customers who did not love the taste as much as they loved the way the product worked," said Karkus, who said they worked to get rid of the zinc "after-taste." The new red and blue box, which hit the shelves late last year, has a cleaner look and for the first time includes the words "cold remedy" underneath the product's name. The packaging also clearly boasts Cold-Eeze is the only zinc-based product clinically proven to reduce the duration of a cold.

The company has identified its target customer as well-educated women ages 35 to [illegible] with a household income of more than $75,000.

To promote the product to the demographic, the company has developed print and digital advertising campaigns that focus on women's magazines and health-care related websites.

Karkus said the company also bought some national television ad time this past winter, sponsoring a series of ice skating shows aired by NBC on Sunday afternoons.

"We were title sponsor of two of the seven shows and we had our logo digitally emblazoned on the ice (for home viewers to see)," said Karkus, who was also featured in some spots where he explained the science behind Cold-Eeze — which contains zinc gluconate that is believed to interfere with the cold virus' ability to reproduce.

ProPhase also brought in social media guru Z[illegible] to help improve how the company was using social media such as Facebook and Twitter. Last month, the company's Facebook page ran a Cold-Eeze flavor "personality quiz" that raised money for the American Heart Association.

"Our Facebook fans went from less than 500 to more than 7,000, and these are people who are active users and will be ambassadors for our product."

Karkus said one of the challenges ProPhase has going forward is retailers have shrunk the shelf space for cough and cold products in favor of giving more space to vitamins and nutritional supplements. The company spent part of last year visiting the major retailers that carry Cold-Eeze to improve relationships.

Daniel A. Hussar, professor of pharmacy at University of the Sciences in Philadelphia, said historically retailers tend to dedicate more shelf space to cold and cough products during flu seasons.

"My impression is there's more shelf space available now because of the Johnson & Johnson recalls [including certain Tylenol products and other over-the-counter medicines manufactured at McNeil Consumer Healthcare in Fort Washington]," Hussar said.

Hussar said zinc-based cold products have grown in popularity, but he has reservations about such products when they involve gels or other formulations applied to the nasal passages. He said studies have found some people experiences a loss of smell using such formulations.

In a departure from the old management, Karkus said the company does not plan to introduce a variety of new flavors of Cold-Eeze in the years ahead — a practice he said only serves to cannibalize sales of existing product.

The company did introduce a new mint flavor last year as part of its taste-improvement initiative. "That's my personal favorite," Karkus said.

ProPhase is working on a new delivery form for its zinc gluconate product: an oral spray version that Karkus expects will hit the shelves in September or October.

jgeorge@bizjournals.com | 215-238-5137

MACKAY: You should be undeterred by a mission that seems almost insurmountable

FROM PAGE 12

for accomplishing what they thought was impossible for a man his age.

Antonio stopped long enough for a hot drink, and told his friends they hadn't seen the impossible yet. Then he dived back into the water, swam 22 more hours and made it back to England. Did he accomplish the impossible? I vote yes.

I do believe that there are limits to our physical abilities. But I absolutely accept that our minds have capabilities that we cannot begin to comprehend. Antonio's physical accomplishment also had a major mental component. He put his mind to accomplishing the seemingly impossible.

"So many of our dreams at first seem impossible, then they seem improbable, and then, when we summon the will, they soon become inevitable," said the late actor Christopher Reeve. Reeve's dream of walking after a catastrophic horseback riding accident was never realized, but because of his activism and fund-raising activities, major research breakthroughs for spinal injuries have given hope to many.

While most of us will be asked to perform difficult assignments, not many will be actually expected to accomplish the seemingly impossible. Some days we may wonder how we'll get all our work done, or catch up, or be successful in the next project. Those days pass, usually leaving us with a sense of pride that we have greater capacity for achievement than we realized.

What we call progress was once called impossible. If necessity is the mother of invention, then a positive attitude is the master of the impossible.

A positive attitude leads you to ask "what's possible?" and then follows that question with "what else is possible?"

The Walt Disney Co. employs "imagineers" to explore the possibilities and push the limits of reality. Even though their businesses are built on fantasy and illusion, the effects must all look real and believable. I believe accomplishing the seemingly impossible is a daily event for this creative and determined company.



Mackay's Moral: What could you accomplish if no one told you it was impossible?

We can do this in our businesses too — and we must if we intend to survive. If you value your customers as much as we value ours at MackayMitchell Envelope Co., you'll settle for nothing less. A positive attitude, creativity and determination combine to create genius.

Former first lady Nancy Reagan recounts a story about the genius of the Greatest Generation. "Once, at the University of California, a student got up to say that it was impossible for people of Ronald Reagan's generation to understand the next generation of young people.

'You grew up in a different world,' the student said. 'Today we have television, jet planes, space travel, nuclear energy, computers ...'

"When the student paused for breath, Ronnie said: 'You're right. We didn't have those things when we were young. We invented them.'"

Mackay's Moral: What could you accomplish if no one told you it was impossible?